Exhibit 21.1

SUBSIDIARIES OF PLURALSIGHT, INC.

Name of Subsidiary	Jurisdiction of Organization
AFK, LLC	Utah
Code School Acquisition Sub, LLC	Delaware
Pluralsight Canada ULC	Canada
Pluralsight Creative, LLC	Oklahoma
Pluralsight Europe Ltd.	United Kingdom
Pluralsight Germany GmbH	Germany
Pluralsight Holdings, LLC	Delaware
Pluralsight India Private Limited	India
Pluralsight International, LLC	Delaware
Pluralsight Ireland Ltd.	Ireland
Pluralsight Management, Inc.	Delaware
Pluralsight Netherlands B.V.	Netherlands
Pluralsight Pty Ltd.	Australia
Pluralsight Singapore Pte. Ltd.	Singapore
Pluralsight Sweden AB	Sweden
Pluralsight, LLC	Nevada
Pluralsight Technologies Inc.	Delaware
Pluralsight New Zealand Limited	New Zealand
GitPrime, Inc.	Delaware
Pluralsight Europe Ltd.	United Kingdom
Pluralsight Germany GmbH	Germany
Pluralsight Holdings, LLC	Delaware